Exhibit 99.1


[FINANCIAL RELATIONS BOARD LOGO]

                                        news



                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                    AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                    Diane Hettwer        Claire Koeneman
Chief Financial Officer            Analyst Inquiries    General Inquiries
(212) 692-7200                     (312) 640-6760       (312) 640-6745

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 15, 2004

                      LEXINGTON CORPORATE PROPERTIES TRUST
                         FORMS $50 MILLION JOINT VENTURE

New York, NY - June 15, 2004 - Lexington Corporate Properties Trust (NYSE: LXP), a real estate investment trust, today announced that it has formed a joint venture with an institutional investor advised by AEW Capital Management, L.P. to invest in single-tenant properties in the United States. Lexington and the institutional investor intend to invest $15 million and $35 million, respectively, in the joint venture. Assuming mortgage financing of 65% of acquisition cost, the joint venture will acquire up to $140 million of property.

Comments From Management

E. Robert Roskind, Lexington's Chairman, commented, "We are delighted to announce the formation of a third joint venture program to complement our existing investment programs. We believe that the private capital committed to these programs will allow us to pursue additional growth opportunities that will benefit our shareholders in the long run while enhancing our portfolio diversification and generating attractive returns."

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Tuesday, June 15, 2004 at $19.35 per share. Lexington pays an annualized common dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com.



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This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.


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